UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2021

Altair Engineering Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38263	38-2591828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 E. Big Beaver Road, Troy, Michigan	48083
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 614-2400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock $0.0001 par value per share	ALTR	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a Current Report filed by us on August 17, 2020 (the “August 8-K”) we announced the approval of executive severance agreements with James R. Scapa, our Chief Executive Officer and Chairman, Brett Chouinard, our President and Chief Operating Officer, Amy Messano, our Chief Marketing Officer and Dr. Uwe Schramm, one of our Chief Technical Officers. The severance agreements each provide for severance protections in the event of a termination by the Company other than for “cause” or in the event of a resignation by Mr. Scapa, Mr. Chouinard, Ms. Messano or Dr. Schramm for “good reason”. In the August 8-K, we also announced the approval of substantially similar executive severance agreements with 11 other senior executives. Reference is made to the August 8-K for a full description of those severance agreements (the “Severance Agreements”).

In a Current Report filed by us on December 8, 2020, we announced that we would provide a substantially similar severance agreement to Matthew Brown, who commenced employment with us in January 2021. Mr. Brown will commence serving as our chief financial officer on March 16, 2021.

On January 23, 2021 our Board authorized us to modify the Severance Agreements to include, among other things:

•	a revised definition of “good reason” that will provide substantially as follows:

“Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; provided, however, following a Change in Control (as defined), Executive shall not have Good Reason under this clause (c)(i) if there is not a material diminution in Executive’s responsibilities, duties or authority with respect to the operations or business theretofore performed by the Company and its subsidiaries, even if (x) there is a material diminution in Executive’s responsibilities, duties or authority with respect to other parts of the operations or business of the acquiring entity and/or (y) there is a change in the person to whom Executive directly reports; (ii) a material diminution in the Executive’s annual base salary rate, unless applied in substantially equal or pro-rata fashion across the other similar “C” level executives of the Company; or (iii) a change in the geographic location where the Executive is required to perform services or at which the Executive is principally employed to a geographic location more than 50 miles from the Executive’s principal place of employment as of the date hereof”; and

•

a provision to the effect that if the applicable officer’s employment is terminated by the Company without “cause” or by such officer with “good reason” (i) following the entrance by the Company into definitive documentation governing a Change in Control (including, without limitation, a purchase and sale agreement or merger agreement) but prior to (x) consummation of such Change in Control or (y) termination or abandonment of such Change in Control or (ii) on or within one (1) year following the occurrence of a Change in Control, all of such officer’s unvested stock options and restricted stock units shall be fully and immediately vested, to the extent not previously vested; provided, however, that no such vesting shall occur to the extent it would result in an “additional tax” under Section 409A of the Internal Revenue Code.

On January 26, 2021, the Company and Mr. Brown entered a Severance Agreement containing each of the provisions described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTAIR ENGINEERING INC.

Date: January 27, 2021	By:	/s/ Raoul Maitra
Raoul Maitra
Chief Legal Officer